EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EpiCept Corporation’s ability to continue as a going concern as discussed in Note 1), relating to the consolidated financial statements of EpiCept Corporation, appearing in the Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 21, 2006